EXHIBIT 10.19.8

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 2 TO

MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO MASTER SERVICES AGREEMENT (“Amendment 2”) is dated as of December 20, 2002 (the “Amendment Effective Date”), by and between Exult, Inc., a Delaware corporation (“Service Provider”) and Bank of America Corporation (“Customer”). All capitalized terms used herein without definition shall have the meanings ascribed to them in that certain Master Services Agreement dated as of November 21, 2000 (as amended to date, the “Existing Agreement”), by and between Service Provider and Customer.

R E C I T A L S

WHEREAS, Service Provider and Customer desire to amend the Existing Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Existing Agreement. The Existing Agreement is hereby amended as follows:

(a)     Section 1.1.42 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“ECI – shall mean the average of the Employee Cost Indexes (as maintained by the U.S. Department of Labor, Bureau of Labor Statistics) for total compensation for private industry workers by industry (not seasonally adjusted), for the following three subgroups within the Service Producing Industry Group: (1) White collar, (2) Finance, insurance, and real estate, and (3) Services—Business services. In the event that information for one or more of the foregoing Employee Cost Indexes is no longer available, Service Provider and Customer shall invoke the Change Control Management provisions to determine a new definition for ECI.”

(b)     The last sentence of Section 5.2.1 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“Each such invoice submitted to Customer pursuant to this Section 5.2.1 shall be paid by Customer on or prior to the

[***]* day of the [***]*.

(c)     Section 5.2.2 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“Other Invoices. Any sum due Service Provider pursuant to this Agreement for which a time of payment is not otherwise specified shall be due and payable [***]* after receipt by Customer of an invoice from Service Provider.”

(d)     Section 22.11.4 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“As part of the plan referred to in Section 22.11.3, as mutually agreed by the Parties, Service Provider shall use certified Minority-Owned, Disabled-Owned and Women-Owned Business Enterprises in connection with its provisions of the Customer Services in an amount to be mutually agreed upon by the Parties on an annual basis. Service Provider shall provide Customer quarterly, by the tenth business day of the calendar month following each quarter end, a report which specifies the total amounts invoiced by and paid to Minority, Women and Disabled-Owned Business Enterprises for the quarter being reported. The report shall be in a format that has been mutually agreed to by the parties. The annual goal and Service Provider’s progress on the annual goal will be reported on the Exult/Bank of America Supply Chain Management Scorecard.”

(e)     Schedule C of the Existing Agreement is hereby amended as set forth in Attachment A hereto. To the extent the changes set forth in Attachment A affect sections or provisions in Schedule C which were subject to changes prior to the Amendment Effective Date, including but not limited to those set forth in Addendums 1-6 to the Existing Agreement, the changes set forth in Attachment A shall prevail.

2.     [***]* Customer shall make a [***]* payment of [***]* to Service Provider on or prior to [***]*. Customer and Service Provider each hereby agree that as of the Amendment Effective Date, the amount of all Baseline charges received or invoiced by Service Provider in connection with the Existing Agreement and the Services provided or to be provided by Service Provider prior to [***]* is complete and correct in all respects and not subject to further adjustment.

3.     No Other Changes.     In all other respects, the Existing Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms of the Existing Agreement and the terms set forth herein, the terms set forth herein shall prevail and govern the interpretation of the agreement between the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment 2 as of the Amendment Effective Date.

EXULT, INC.

By: ________________________________________
Name:
Title:

BANK OF AMERICA CORPORATION

By: ________________________________________
Name: Betty W. Luther
Title: SVP Supply Chain Management

By: _______________________________________
Name: Christina McLaughlin
Title: SVP Personnel

Attachment A

Changes to Schedule C to Master Services Agreement

The following changes are hereby made to Schedule C to the Existing Agreement:

1)     Tables 4.1.1.1, 4.1.2.1 and 4.1.3.1 (including any prior amendments thereto) are hereby amended and restated in their entirety by Annexes 1, 2 and 3 hereto, respectively. In addition, the following provision is added immediately prior to Section 4.1.1:

[***]*

2)	Section 4.1.4.1 is hereby amended and restated in its entirety as follows:

“All projects must be pre-approved by Customer. Service Provider shall make available to Customer, [***]* such FTEs as are required to support In-Flight Projects, [***]*. For purposes of this Section 4.1.4.1, [***]*

[***]*

3)     Section 4.2.1 is amended by:

(a)     replacing all instances of “Contract Year” therein with “calendar year”;

(b)     replacing Table 4.2.1 (including any prior amendments thereto) with Annex 4 hereto; and

(c)     adding the following text immediately after the new Table 4.2.1:

“On or before [***]*”

4)     Section 4.2.2 is amended by:

(a)     replacing all instances of “Contract Year” therein with “calendar year”; and

(b)     inserting the following new sentence as the last sentence of such section:

[***]*

5)     Section 4.2.2.3 is amended by inserting the following text immediately after the last sentence of such section:

“In addition, beginning January 1, 2003 and thereafter, upon the occurrence of a Significant Event, the Parties shall invoke the Change Control Management provisions of this Agreement with respect to [***]*

6)     Section 4.2.3 is amended by replacing all instances of “Contract Year” therein with “calendar year”.

7)     Section 4.3.1 is amended by inserting the following new sentence as the last sentence of the second paragraph therein:

“Notwithstanding anything to the contrary herein or in the Agreement, [***]*

8)     Section 5.1 is amended as follows:

(a)     The third sentence of the first paragraph is hereby amended and restated in its entirety as follows:

[***]*

(b)     The second paragraph of Section 5.1 is deleted in its entirety.

9)     New Sections 5.2 through 5.5 are added as follows:

“5.2     Gain Sharing Overview and Principles

Gain sharing is the process by which Service Provider, with Customer’s input, assistance and cooperation, will strive to achieve net savings to be shared by Service Provider and Customer according to the terms of this Schedule C, by reducing the net costs of products and services originally provided under the Third Party Contracts set forth in Table 5.2, as such table may be amended from time to time by the Bank of America TPO Committee (defined below). Achievement of gain sharing requires cooperation of Customer and Service Provider, may be subject to the behavior of parties neither party can control, and therefore, neither Service Provider nor Customer guarantee that any amount of gain sharing will be achieved.

The gain sharing efforts will be coordinated under the direction of the Bank of America TPO Committee, which shall consist of representatives from Exult and the Bank of America Finance, Procurement, and Alliance teams.

Service Provider, with Customer’s assistance and support, achieves gain sharing by re-negotiating better terms under eligible Third Party Contracts or by replacing eligible Third Party Contracts with new Third Party Contracts with other suppliers under more favorable terms, subject to continuation of required service levels for services that are materially the same in scope. Service Provider measures gain sharing by first establishing a gain share baseline for each eligible Third Party Contract. The gain share baseline calculations shall be subject to the approval of the Bank of America TPO Committee. Such gain share baseline will establish and confirm either a gain share baseline unit price or a mark-up gain share baseline or another basis for the parties to calculate gain sharing. Any existing volume discounts, rebates, or similar terms that were negotiated by Customer prior to the Term of the Agreement will be reflected and accounted for in the gain share baseline.

[***]*

Gain sharing will be captured and applied as invoices for Third Party Contracts are received by Service Provider. All savings will be shared on a [***]* basis between Service Provider and Customer and Service Provider shall invoice Customer for the actual new charges, [***]* of such savings; provided, however, notwithstanding the foregoing, the amount invoiced by Service Provider to Customer in respect of savings achieved on new Third Party Contracts (or any renegotiated or renewed Third Party Contracts) associated with Regional Staffing Services will be determined as follows:

(a)
Gain share for the [***]* period of such contract shall be calculated as the amount that represents [***]* Service Provider shall invoice Customer for the actual new charges under the applicable new Third Party Contract, [***]*

(b)	After the [***]*-period of such contract, gain share shall be calculated and invoiced on a [***]* basis.

Any service credits or liquidated damages payable to Service Provider by third parties under Third Party Contracts will not be subject to gain sharing.

[***]*

5.3    Customer Assistance and Gain Sharing

Service Provider shall use commercially reasonable efforts to pursue opportunities to achieve savings and gain sharing under this Section 5 and Customer shall provide reasonable assistance, subject to Customer initiatives, strategies and customer relationships, to Service Provider in pursuing such opportunities, including implementation by Customer of policies and procedures supporting this Section 5.

5.4    Excluded Savings

Savings attributable to [***]* will not be subject to gain sharing.

5.5    [***]*

10)    Section 6 is amended by deleting the first paragraph thereof and replacing it with the following new paragraph:

“In accordance with Section 5.2.1 of the Agreement, Service Provider shall deliver invoices for Baseline Charges on or about the beginning of each calendar quarter and Customer shall pay such invoices by the [***]* day of such calendar quarter. Recurring Third Party Contracts that are predictable may be invoiced no more than [***]* and Customer shall pay such amounts within [***]* of receipt of such invoice in accordance with Section 5.2.2 of this Agreement. Service Provider shall invoice Customer for other amounts payable under this Agreement as necessary and Customer shall pay such amounts within [***]* in accordance with Section 5.2.2 of this Agreement. Fees at Risk shall be calculated in accordance with Section 4.3 of this Schedule C and credited [***]* against the next succeeding invoice (or at expiration of this Agreement, or credited at Customer option against amounts otherwise due from Customer).”

11)     Section 8 is amended by inserting the following new sentence as the last sentence of such section:

“Beginning January 1, 2003 and thereafter, in the event that the ECI increase for the previous [***]* period is equal to or less than [***]*, then there shall be no adjustment to Baseline Charges and ARC and RRC rates. However, if the ECI increase for such [***]* period is greater than [***]*, then the Parties shall invoke the Change Control Management provisions of this Agreement to determine adjustments to Baseline Charges and ARC and RRC rates. Notwithstanding the foregoing, as a result of previous ECI increases in the 2002 calendar year, the amount of [***]* shall be [***]* by Service Provider to Customer’s
[***]* invoices [***]*”

12)     (a)    Section 10.1 is amended and restated in its entirety as follows:

[***]* These charges shall commence following the Process Effective Date. Non-Labor related systems and other charges to Service Provider shall be adjusted at the beginning of each calendar year to reflect Customer’s then current costs. Any change to the IT charges will be pre-approved by Customer and Service Provider in accordance with Change Control Management.

Notwithstanding anything herein to the contrary, [***]*

(b)     Section 10.1.2 is amended by changing the reference to ‘Table 11.1.1” therein to “Table 10.1.1”.

13)     Section 12(a), as added to Schedule C pursuant to Section 2.3 of Schedule C of Addendum 2 to the Existing Agreement, is hereby deleted in its entirety retroactive to September 10, 2001.

14)     Section 12(b) as added pursuant to Section 2.6 of Schedule C of Addendum 2 to the Existing Agreement, is hereby deleted in its entirety and the following is inserted as new section 10.1.3 to Schedule C:

“Where Exult staff or equipment resides in facilities owned or leased by Customer, Service Provider shall pay Customer for the associated occupancy costs included in the Customer Baseline Spend. These costs may include leased or owned space, utilities, and furniture and fixtures. Notwithstanding the foregoing, with respect to Regional Staffing Services, the Customer Baseline Spend shall not include costs associated with occupancy where three or fewer associates reside in Customer related facilities as of September 10, 2001 and Customer shall continue to pay all occupancy costs for these persons without payment from Service Provider.

Service Provider shall provide Customer with at least [***]* prior written notice of Service Provider’s intent to vacate Customer owned or leased facilities for which Service Provider is paying occupancy costs. If Service Provider provides the foregoing [***]* notice or otherwise pays Customer for associated occupancy costs for a period of [***]* after notice is delivered, Service Provider shall have no further responsibility to pay Customer, and Customer shall not invoice Service Provider for, the associated occupancy costs after the later of (i) the end of such notice or payment period or (ii) the date that Service Provider vacated the facilities. Notwithstanding the foregoing, if the total space vacated is less than [***]* at a particular location, Service Provider shall be responsible for [***]* of the associated occupancy costs until a new tenant or Customer occupies the space, which obligation shall extend for a period not to exceed the lesser of one year or the period specified in Customer’s then current Corporate Real Estate policy. The provisions set forth in this paragraph shall be effective as of January 1, 2003 and shall not reduce or otherwise affect Service Provider’s obligation to pay occupancy costs for any period prior to January 1, 2003; however, on and after January 1, 2003, such provisions will apply to all property regardless of when vacated. For instance, if a property was vacated in June 2002 and the requisite [***]* or payment period had been complied with, then Service Provider shall not have any occupancy cost obligation after December 31, 2002 notwithstanding that such property was vacated prior to the effectiveness of this section. Upon vacating any space owned or leased by Customer, Service Provider shall pay all of its own costs incurred in vacating the space and for restoring the space to its original condition, other than (i) pre-existing conditions prior to the time of Service Provider’s occupancy and (ii) normal wear and tear.”

14)    New Section 12 is added to Schedule C as follows:

“13.    SAS 70 Audits. Whereas Section 17.2.3 of the Agreement provides that Service Provider shall provide Customer with a copy of the portions of any SAS 70 audit of Service Provider to the extent directly related to the Customer Services, the Parties agree that upon Customer’s request, Service Provider shall obtain, [***]* an SAS 70 audit of its Payroll transaction processing in Service Provider’s Charlotte facility and an SAS 70 audit of its Accounts Payable transaction processing in Service Provider’s Charlotte facility. Both of these SAS 70 audits, to the extent requested (up to and including level 2 audits), shall be performed during calendar year 2003. Except for these two SAS 70 audits that may be performed during 2003, all other SAS 70 audits, if any, during the term of this Agreement, and the frequency and costs thereof, shall be subject to the Change Control Management provisions of this Agreement.”

ANNEX 1

Total HR and AP Labor Costs and Fixed Base Charges

[***]*

ANNEX 2

Labor Related Other Costs/Charges

[***]*

ANNEX 3

Non-Labor Related Other Costs/Charges

[***]*

ANNEX 4

ARC/RRC Unit Rate and Baseline Volumes

[***]*